Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 21, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of Western Asset Limited Duration Bond Portfolio (one of the portfolios comprising Western Asset Funds, Inc.), which is also incorporated by reference into this Registration Statement. We also consent to the reference to us under the heading “Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

June 1, 2012